Exhibit 4.2

KKR FINANCIAL HOLDINGS LLC, as Company,

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, and

CITIBANK, N.A., Authenticating Agent, Paying Agent and Security Registrar

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 20, 2012

to

INDENTURE

Dated as of November 15, 2011

7.500% Senior Notes due 2042

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS

SECTION 1.01.	Scope of Supplemental Indenture	2
SECTION 1.02.	Definitions	2

ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

SECTION 2.01.	Title and Terms; Payments	7
SECTION 2.02.	Book-Entry Provisions for Global Notes	9

ARTICLE 3
REDEMPTION OF NOTES

SECTION 3.01.	Optional Redemption of Notes	9
SECTION 3.02.	Notice of Optional Redemption; Selection of Notes	9
SECTION 3.03.	Payment of Notes Called for Redemption by the Company	11
SECTION 3.04.	Sinking Fund	11

ARTICLE 4
DEFAULT AND REMEDIES

SECTION 4.01.	Events of Default	11
SECTION 4.02.	Payments of Notes on Default; Suit Therefor	13
SECTION 4.03.	Application of Monies Collected by Trustee	15
SECTION 4.04.	Proceedings by Noteholder	15
SECTION 4.05.	Proceedings by Trustee	16
SECTION 4.06.	Remedies Cumulative and Continuing	16
SECTION 4.07.	Direction of Proceedings and Waiver of Defaults by Majority of Noteholders	17
SECTION 4.08.	Notice of Defaults	17
SECTION 4.09.	Undertaking to Pay Costs	18

ARTICLE 5
SUPPLEMENTAL INDENTURES

SECTION 5.01.	Supplemental Indentures Without Consent of Noteholders	18
SECTION 5.02.	Supplemental Indenture With Consent of Noteholders	19
SECTION 5.03.	Effect of Supplemental Indenture	20
SECTION 5.04.	Notation on Notes	20
SECTION 5.05.	Evidence of Compliance of Supplemental Indenture to be Furnished to Trustee	21

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ARTICLE 6
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

SECTION 6.01.	Company May Consolidate on Certain Terms	21
SECTION 6.02.	Successor Party to be Substituted	21

ARTICLE 7
SATISFACTION AND DISCHARGE

SECTION 7.01.	Satisfaction and Discharge of Indenture	22
SECTION 7.02.	Covenant Defeasance	22

ARTICLE 8
REPURCHASE OF NOTES

SECTION 8.01.	Obligation to Offer to Repurchase Upon a Change of Control Repurchase Event	22

ARTICLE 9
LIENS

SECTION 9.01.		24

ARTICLE 10
INFORMATION RIGHTS

SECTION 10.01.		24

ARTICLE 11
MISCELLANEOUS PROVISIONS

SECTION 11.01.	Addresses for Notices, etc.	25
SECTION 11.02.	Governing Law	26
SECTION 11.03.	Trust Indenture Act	26
SECTION 11.04.	No Security Interest Created	26
SECTION 11.05.	Execution in Counterparts	26
SECTION 11.06.	Severability	26
SECTION 11.07.	Appointment of Paying Agent, Security Registrar and Authenticating Agent	26
SECTION 11.08.	Money for Securities Payments to Be Held in Trust. The Paying Agent hereby agrees to:	27
SECTION 11.09.	Ratification of Original Indenture	27

EXHIBIT

Exhibit A	Form of Note	A-1

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SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 20, 2012, among KKR Financial Holdings LLC, a Delaware limited liability company (the “Company”), Wilmington Trust, National Association, a banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”), and Citibank, N.A., a banking association duly organized and existing under the laws of the United States of America, as Authenticating Agent, Paying Agent and Security Registrar, to the indenture dated as of November 15, 2011 between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Original Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s unsecured Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Original Indenture;

WHEREAS, Section 901(4) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form and terms of Securities of any series as contemplated by Sections 201 and 301 of the Original Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to establish a new series of its Securities to be known as its “7.500% Senior Notes due 2042” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note and the Form of Assignment and Transfer contemplated under the terms of the Notes are to be substantially in the forms hereinafter provided; and

WHEREAS, the Company has requested that the Trustee, Authenticating Agent, Paying Agent and Security Registrar execute and deliver this Supplemental Indenture, and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Notes, when executed by the Company and authenticated and delivered by the Authenticating Agent, the valid obligations of the Company, in each case, have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.                                   Scope of Supplemental Indenture.  The changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.  The provisions of this Supplemental Indenture shall supersede any corresponding or conflicting provisions in the Original Indenture.

SECTION 1.02.                                   Definitions.  For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i)                                     the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular;

(ii)                                  all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meanings as in the Original Indenture;

(iii)                               all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, shall have the meanings assigned to them in the Trust Indenture Act;

(iv)                              all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of this instrument; and

(v)                                 the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“Additional Notes” has the meaning specified in Section 2.01.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered in respect of a Change of Control and the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60 day period the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day other than a Legal Holiday.

“Change of Control” means the occurrence of the following:

(1) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the Issue Date), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the Company’s issued and outstanding Equity Interests;

(2) occupation of a majority of the seats (other than vacant seats) on the Company’s Board of Directors by Persons who were neither (i) nominated by the Company’s Board of Directors nor (ii) appointed by directors so nominated; or

(3) the acquisition of direct or indirect Control of the Company by any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the Issue Date) not in Control of the Company on the Issue Date (it being understood and agreed that KKR & Co. L.P. and its affiliated companies do not Control the Company solely for purposes of this definition);

provided that, for the purposes of this definition, no Change of Control shall be deemed to occur by reason of the Company becoming a wholly owned Subsidiary of a Successor Parent.

“Change of Control Offer” has the meaning set forth in Section 8.01 of this Supplemental Indenture.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“close of business” means 5:00 p.m. (New York City time).

“Company” has the meaning set forth in the first paragraph of this Supplemental Indenture.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Credit Facility” means the Credit Agreement dated as of May 3, 2010 among the Company, certain of the Company’s subsidiaries as borrowers, the lenders party thereto and Citibank, N.A., as administrative agent.

“Credit Group” means the Company and the Company’s direct and indirect Subsidiaries (to the extent of the Company’s economic ownership interest in such Subsidiaries) taken as a whole.

“Custodian” means Citibank, N.A, as custodian with respect to the Notes in global form, or any successor entity thereto.

“default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depository” means The Depository Trust Company, a New York corporation.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Existing Indebtedness” means (i) any existing indebtedness on the Issue Date and (ii) indebtedness incurred under the Credit Facility and, with respect to both clauses (i) and (ii), any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, notes, debentures, credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that alters the maturity or interest rate thereof, provided that the aggregate principal amount of Existing Indebtedness outstanding at any one time shall not exceed $250 million, except that the aggregate amount of Existing Indebtedness outstanding at any one time may reach $600 million provided that all Existing Indebtedness outstanding at such time in excess of $250 million is incurred under the Credit Facility or any amendment thereto.

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“Event of Default” means any event specified in Section 4.01 as an Event of Default.

“Form of Assignment and Transfer” shall mean the “Form of Assignment and Transfer” attached to the Form of Note attached hereto as Exhibit A.

“Global Note” means any Note that is a Global Security.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Indenture” means the Original Indenture, as originally executed and as supplemented from time to time by one or more indentures supplemental thereto, including this Supplemental Indenture, entered into pursuant to the applicable provisions of the Indenture, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Original Indenture and this Supplemental Indenture.

“Initial Notes” has the meaning specified in Section 2.01.

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

“Interest Payment Date” means March 20, June 20, September 20 and December 20 of each year, beginning on June 20, 2012.

“Investment Grade” means, with respect to Fitch, a rating of BBB- or better (or its equivalent under any successor rating categories of Fitch) and, with respect to S&P, BBB- or better (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means the first date the Notes are originally issued as set forth on the face of such Note under this Supplemental Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at the place of payment are not required to be open.

“Non-Recourse Indebtedness” means an obligation for indebtedness that can only be satisfied out of the collateral securing the obligation and not out of the debtor’s other assets.

“Note” or “Notes” has the meaning specified in the fourth paragraph of the recitals of this Supplemental Indenture, and shall include any Additional Notes issued pursuant to Section 2.01.

“Noteholder,” “Holder” or “holder” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Note is registered in the Security Register.

“Officer” means the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary or any Assistant Treasurer or Assistant Secretary of the Company.

“Original Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Permitted Liens” means (a) liens on voting stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Subsidiary of the Company or is merged into a direct or indirect Subsidiary of the Company (provided such liens are not created or incurred in connection with such transaction and do not extend to any other Subsidiary), (b) statutory liens, liens for taxes or assessments or governmental liens (including liens in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations) not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) other liens of a similar nature as those described in subclauses (a) and (b) above, and (d) liens granted to secure Existing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prospectus Supplement” means the Company’s prospectus supplement dated March 13, 2012, relating to the Notes.

“Rating Agency” means:

(1)                                 each of Fitch and S&P; and

(2)                                 if either of Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Fitch or S&P, or both, as the case may be.

“Redemption Date” means the date fixed by the Company for redemption of all or any portion of the Notes in accordance with the provisions of Section 3.02 hereof.

“Redemption Price” means the price at which the Notes may be redeemed, as set forth in Section 3.01.

“Regular Record Date” for the interest payable on any Interest Payment Date while the Notes remain in the form of a Global Security means one Business Day prior to the relevant Interest Payment Date and otherwise, the fifteenth day prior to such Interest Payment Date (whether or not a Business Day).

“Repurchase Price” has the meaning set forth in Section 8.01 of this Supplemental Indenture.

“Repurchase Price Payment Date” has the meaning set forth in Section 8.01 of this Supplemental Indenture.

“Responsible Officer” means any officer of such Person in its Corporate Trust Office having direct responsibility for matters pertaining to the Indenture and also means, with respect to a particular corporate trust matter, any other officer or employee of such Person to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Stated Maturity” means March 20, 2042.

“Structured Finance Subsidiary” means a Subsidiary the primary function of which is to act as an issuer, depositor or special purpose entity in connection with issuances of obligations collateralized by loans, bonds, mortgages or other debt obligations issued by third parties.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

“Substantially All Merger” means a merger or consolidation of the Company with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Credit Group taken as a whole to a Person that is not within the Credit Group immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person, in one or a series of related transactions, directly or indirectly, of all or substantially all of the combined assets of the Credit Group taken as a whole to a Person that is not within the Credit Group immediately prior to such transaction.

“Successor Parent” means any Person for which Equity Interests of such Person representing more than 50% of the aggregate ordinary voting power issued and outstanding of such Person immediately after the time the Company becomes a wholly owned Subsidiary of such Person, are beneficially owned (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the Issue Date) by one or more Persons that beneficially owned Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the Company’s issued and outstanding Equity Interests immediately prior to the Company becoming a wholly owned Subsidiary of such Person and in substantially the same proportion as immediately prior to the Company becoming a wholly owned Subsidiary of such Person.

“Successor Party” has the meaning set forth in Section 6.01 of this Supplemental Indenture.

“Supplemental Indenture” has the meaning specified in the first paragraph hereof.

ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

SECTION 2.01.            Title and Terms; Payments.  There is hereby established a series of Securities designated the “7.500% Senior Notes due 2042” initially limited in aggregate principal amount to $115,000,000, which amount shall be as set forth in a Company Order for the authentication and delivery of Notes pursuant to Section 303 of the Original Indenture.  The Notes shall be issued only in fully registered form, in denominations of $25 and integral multiples of $25 in excess thereof.

The principal amount of Notes then Outstanding shall be payable at the Stated Maturity.  Interest on the Notes shall accrue at a rate of 7.500% per annum, from and including March 20, 2012 or from the most recent date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment.  Interest shall be payable in arrears on each Interest Payment Date, beginning on June 20, 2012, to the Person in whose name a Note is registered on the Security Register at the close of business on the Regular Record Date immediately preceding the applicable Interest Payment Date.  If any Interest Payment Date is a Legal Holiday, the required payment will be made on the next succeeding day that is not a Legal Holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date to such next succeeding day.  Interest will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months.

The Company may, without the consent of the Holders of the Notes, hereafter issue additional Notes (“Additional Notes”) under the Indenture with the same terms and conditions, except for any difference in the issue price, issue date and interest accrued prior to the issue date of the Additional Notes, as the Notes issued on the date of this Supplemental Indenture (the “Initial Notes”) in an unlimited aggregate principal amount; provided that if such Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number.  Any such Additional Notes shall constitute a single series together with the Initial Notes for all purposes hereunder, including, without limitation, for purposes of any waivers, supplements or amendments to the Indenture requiring the approval of Holders of the Notes and any offers to purchase the Notes.

The Form of Note shall be substantially as set forth in Exhibit A and the Form of Assignment and Transfer shall be substantially as set forth in Attachment 1 to Exhibit A, each of which is incorporated into and shall be deemed a part of this Supplemental Indenture, and in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined to be necessary or appropriate by the Officers of the Company executing such Notes, as evidenced by their execution of the Notes.

The Company shall pay the principal of and interest on any Global Note in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Global Note.  Holders of certificated Notes, if any, must surrender such certificated Notes to the Paying Agent to collect principal and interest payments at the Stated Maturity.  The Company shall pay the principal of and interest on any certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified the Company shall pay the principal of and interest on those Notes at the office or agency designated by the Company for that purpose by check mailed to the Holders of those Notes.  The Company has initially designated Citibank, N.A. as its Paying Agent, Security Registrar and Authenticating Agent in respect of the Notes and its agency in 111 Wall Street, 15th Floor Window, New York, New York 10005, Attention: Window as a place where Notes may be presented for payment or for registration of transfer.  The Company may, however, change the Paying Agent or Security Registrar without prior notice to the Holders thereof, and the Company may act as Paying Agent or Security Registrar.

SECTION 2.02.                                         Book-Entry Provisions for Global Notes.  The Notes initially shall be issued in the form of one or more Global Notes without interest coupons (i) registered in the name of Cede & Co., as nominee of the Depository and (ii) delivered to the Paying Agent as custodian for the Depository.  Solely for purposes of the Notes, the Global Notes shall be exchangeable for definitive certificated Notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a Depository for the Global Notes or at any time the Depository for the Global Notes ceases to be a clearing agency registered as such or in good standing under the Exchange Act, if so required by or other applicable law statute or regulation, and no successor Depository for Global Notes shall have been appointed within 90 days of such notification or of the Company becoming aware of the Depository’s ceasing to be so registered, as the case may be, or (ii) the Company, in its sole discretion, determines that the Notes shall no longer be represented by one or more Global Notes and executes and delivers to the Trustee and Security Registrar a Company Order to the effect that the Global Notes shall be so exchangeable.

ARTICLE 3
REDEMPTION OF NOTES

Solely for the purposes of the Notes, Article Eleven of the Original Indenture shall be deleted and shall be replaced in the entirety by this Article 3.

SECTION 3.01.                                         Optional Redemption of Notes.  The Company shall have the right to redeem the Notes on the terms set forth in this Section 3.01.  At any time on or after March 20, 2017, the Company may, upon the notice set forth in Section 3.02, redeem the Notes for cash, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date (the “Redemption Price”);

SECTION 3.02.                                         Notice of Optional Redemption; Selection of Notes.  In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 3.01, it shall fix a date for redemption and it or, at its written request received by the Trustee and the Paying Agent not fewer than five (5) Business Days prior (or such shorter period of time as may be acceptable to the Paying Agent) to the date the notice of redemption is to be mailed, the Paying Agent in the name of and at the expense of the Company, shall mail or cause to be mailed (or in the case of Notes held in book-entry form, shall electronically transmit) a notice of such redemption not fewer than fifteen (15) calendar days nor more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the Security Register; provided that if the Company makes such request of the Paying Agent, the text of the notice shall be prepared by the Company.  Such mailing shall be by first class mail.  The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Concurrently with the mailing of any such notice of redemption, the Company shall issue a press release through Dow Jones & Company, Inc., Bloomberg Business News or PR Newswire or a substantially equivalent financial news organization announcing such redemption, the form and content of which press release shall be determined by the Company in its sole discretion.  The Company shall also publish that information in a newspaper of general circulation in The City of New York, or on its web site, or through such other public medium as it deems appropriate at that time.  The failure to issue any such press release to publish such information or any defect therein shall not affect the validity of the redemption notice or any of the proceedings for the redemption of any Note called for redemption.

Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) CUSIP number or numbers of the Notes being redeemed, (iii) the Redemption Date, (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes, and (vi) that interest accrued and unpaid to the Redemption Date will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue.  If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any).  In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

Whenever any Notes are to be redeemed, the Company shall give the Trustee and the Paying Agent written notice of the Redemption Date, together with an Officers’ Certificate as to the aggregate principal amount of Notes to be redeemed, not fewer than fifteen (15) calendar days prior to the Redemption Date.

On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 3.02, the Company shall deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 4.04) an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption (other than those theretofore surrendered for exchange) at the appropriate Redemption Price, together with accrued interest to the Redemption Date; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 10:00 a.m., New York City time, on such date.  The Company shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 3.02 in excess of amounts required hereunder to pay the Redemption Price; provided, however, that neither the Trustee nor the Paying Agent shall be under any liability for interest on any money received by it hereunder except as otherwise agreed to with the Company in writing.

If less than all of the Outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of the Global Note or the Notes in certificated form to be redeemed (in principal amounts of $25 or integral multiples of $25 in excess thereof) (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) if the Notes are Global Notes but are not listed on any national securities exchange, by lot or by such other similar method in accordance with the procedures of DTC and (c) if the Notes are not listed on any national securities exchange and are not Global Notes, on a pro rata basis (to the extent practicable).

SECTION 3.03.                                         Payment of Notes Called for Redemption by the Company.  If notice of redemption has been given as provided in Section 3.02, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date at the place or places stated in such notice at the Redemption Price, and unless the Company shall default in the payment of the amounts owing on the Notes upon such redemption, interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after such date and the Notes shall cease to be entitled to any benefit or security under this Supplemental Indenture, and the Holders thereof shall have no right in respect of such Notes except the right to receive the Redemption Price thereof.  On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the Redemption Price.

Upon presentation of any Note redeemed in part only, the Company shall execute and the Authenticating Agent, upon receipt of a Company Request, shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

SECTION 3.04.                                         Sinking Fund.  There shall be no sinking fund provided for the Notes and the provisions of Article Twelve of the Original Indenture shall not apply to the Notes.

ARTICLE 4
DEFAULT AND REMEDIES

Solely for the purposes of the Notes, Article Five of the Original Indenture shall be deleted and replaced in its entirety by this Article 4.

SECTION 4.01.                                         Events of Default.  “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                  default in the payment of interest under the Notes as and when the same shall be due and payable, and continuance of such default for a period of thirty (30) days; or

(b)                                 default in the payment of the principal of the Notes when the same becomes due and payable, regardless of whether such payment became due and payable at its Stated Maturity, upon redemption or otherwise; or

(c)                                  failure to pay the Repurchase Price when due in connection with a Change of Control Repurchase Event; or

(d)                                 failure on the part of the Company to comply with any term, covenant or agreement in the Notes or in the Indenture (other than a covenant or agreement a default in the performance or breach of which is elsewhere in this Section 4.01 specifically dealt with) and such failure continues for a period of ninety (90) calendar days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee, or to the Company and a Responsible Officer of the Trustee by the Holders of not less than twenty-five percent (25%) of the aggregate principal amount of the Notes then Outstanding; or

(e)                                  default after the expiration of any applicable grace period in the payment of principal when due, or resulting in acceleration of, other indebtedness for borrowed money other than Non-Recourse Indebtedness of the Company or any of its Subsidiaries, other than a Structured Finance Subsidiary, where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $60.0 million and such indebtedness has not been discharged, or such default in payment or acceleration has not been cured or rescinded, prior to written notice of acceleration of the Notes; or

(f)                                    the Company pursuant to or under or within the meaning of any Bankruptcy Law:

(i)                                     commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to it or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; or

(ii)                                  consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or

(iii)                               consents to the appointment of a custodian of it or for all or substantially all of its property; or

(iv)                              makes a general assignment for the benefit of creditors; or

(g)                                 an involuntary case or other proceeding shall be commenced against the Company, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive calendar days; or

(h)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Company in an involuntary case or proceeding; or

(ii)                                  appoints a trustee, receiver, liquidator, custodian or other similar official of the Company, or any substantial part of its properties; or

(iii)                               orders the liquidation of the Company;

and, in each case in this clause (h), the order or decree remains unstayed and in effect for sixty (60) calendar days.

If an Event of Default (other than an Event of Default specified in Section 4.01(f), 4.01(g) and 4.01(h)) with respect to the Company) shall occur and be continuing, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least twenty-five percent (25%) in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee if given by Noteholders), may declare the principal of, and interest accrued and unpaid on, all the Notes to be immediately due and payable, and upon any such declaration the same shall be immediately due and payable.

If an Event of Default specified in Section 4.01(f), 4.01(g) or 4.01(h) occurs with respect to the Company, the principal of, and interest accrued and unpaid on, all the Notes shall be immediately and automatically due and payable without necessity of further action.

If, at any time after the principal of and interest on the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, Holders of a majority in aggregate principal amount of the Notes then Outstanding on behalf of the Holders of all of the Notes then Outstanding, by written notice to the Company and to the Trustee, may waive all defaults or Events of Default and rescind and annul such declaration and its consequences subject to Section 4.07 if:  (a) such rescission would not conflict with any final judgment or decree of a court of competent jurisdiction; (b) interest on overdue installments of interest (to the extent that payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; (c) the Company has paid the Trustee and the Agents their reasonable compensation and reimbursed the Trustee and the Agents for their expenses, disbursements and advances (including, without limitation, the reasonable compensation and the expenses and disbursements of their respective agents and counsel) pursuant to Section 606 and Section 601(18) of the Original Indenture; and (d) all Events of Default, other than the nonpayment of the principal amount and any accrued and unpaid interest that has become due solely because of such acceleration, have been cured or waived.  No such rescission and annulment shall extend to or shall affect any subsequent default or Event of Default, or shall impair any right consequent thereon.  The Company shall notify in writing a Responsible Officer of the Trustee, promptly upon becoming aware thereof, of any Event of Default, as provided in Section 1007 of the Original Indenture.

In case the Trustee shall have proceeded to enforce any right under this Supplemental Indenture and such proceedings shall have been discontinued or abandoned because of such waiver or rescission and annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders of Notes, the Agents and the Trustee shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Holders of Notes, the Agents and the Trustee shall continue as though no such proceeding had been taken.

SECTION 4.02.                                         Payments of Notes on Default; Suit Therefor.  The Company covenants that in the case of an Event of Default pursuant to Section 4.01(a), 4.01(b) or 4.01(c), upon demand of the Trustee, the Company will pay to the Trustee (or the Paying Agent on its behalf), for the benefit of the Holders of the Notes, (i) the whole amount that then shall be due and payable on all such Notes for principal or interest, as the case may be, with interest upon the overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of accrued and unpaid interest at the rate borne by the Notes from the required payment date and, (ii) in addition thereto, any amounts due the Trustee and the Agents under Section 606 and Section 601(18) of the Original Indenture.  Until such demand by the Trustee, the Company may pay the principal of and interest on the Notes to the registered Holders, whether or not the Notes are overdue.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company or any other obligor on the Notes and collect in the manner provided by law out of the property of the Company or any other obligor on the Notes wherever situated the monies adjudged or decreed to be payable.

In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under any Bankruptcy Law, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the case of any other judicial proceedings relative to the Company or such other obligor upon the Notes, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 4.02, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee, the Agents and of the Noteholders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due the Trustee and the Agents under Section 606 and Section 601(18) of the Original Indenture, and to take any other action with respect to such claims, including participating as a member of any official committee of creditors, as it reasonably deems necessary or advisable, unless prohibited by law or applicable regulations, and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Noteholders to make such payments to the Trustee, and, in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee and the Agents any amount due them for reasonable compensation, expenses, advances and disbursements, including counsel fees and expenses incurred by it up to the date of such distribution.  To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property which the Holders of the

Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

All rights of action and of asserting claims under this Supplemental Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, the Agents and their respective agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Supplemental Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

SECTION 4.03.                                         Application of Monies Collected by Trustee.  Any monies or property collected by the Trustee pursuant to this Article 4, shall be applied, in the following order, at the date or dates fixed by the Trustee or the Paying Agent on its behalf for the distribution of such monies, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

FIRST:  To the payment of all amounts due the Trustee, the Agents and any predecessors under Section 606 and Section 601(18) of the Original Indenture;

SECOND:  In case the principal of the Outstanding Notes shall not have become due and be unpaid, to the payment of accrued and unpaid interest, if any, on the Notes in default in the order of the maturity of the installments of such interest, with interest (to the extent that such interest has been collected by the Trustee) as provided in Section 4.03 upon the overdue installments of interest at the annual rate borne by the Notes, such payments to be made ratably to the Persons entitled thereto;

THIRD:  In case the principal of the Outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount then owing and unpaid upon the Notes for principal and interest, with interest on the overdue principal and (to the extent that such interest has been collected by the Trustee) upon overdue installments of accrued and unpaid interest, as provided in Section 4.03, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal and interest without preference or priority of principal over interest, or of interest over principal, or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal and accrued and unpaid interest; and

FOURTH:  To the payment of the remainder, if any, to the Company or any other Person lawfully entitled thereto.

SECTION 4.04.                                         Proceedings by Noteholder.  No Holder of any Note shall have any right by virtue of or by reference to any provision of the Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, except in the case of a default in the payment of principal of, or interest on, the Notes, unless (a) such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as hereinbefore provided, (b) the Holders of at least twenty-five percent (25%) in aggregate principal amount of the Notes then Outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such security or indemnity satisfactory to it as it may require against the costs, liabilities or expenses to be incurred therein or thereby, (c) the Trustee for sixty (60) calendar days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding and (d) no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.07; it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee, that no one or more Holders of Notes shall have any right in any manner whatever by virtue of or by reference to any provision of this Supplemental Indenture to affect, disturb or prejudice the rights of any other Holder of Notes, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Supplemental Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Notes (except as otherwise provided herein).  For the protection and enforcement of this Section 4.04, each and every Noteholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of the Indenture and any provision of any Note, the right of any Holder of any Note to receive payment of the principal of (including the Redemption Price or Repurchase Price upon redemption or repurchase pursuant to Article 3 or Article 8, respectively) and accrued interest on such Note, on or after the respective due dates expressed in such Note or in the event of redemption or repurchase, or to institute suit for the enforcement of any such payment on or after such respective dates against the Company shall not be impaired or affected without the consent of such Holder.

SECTION 4.05.                                         Proceedings by Trustee.  In case of an Event of Default, the Trustee may, in its discretion, proceed to protect and enforce the rights vested in it by this Supplemental Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Supplemental Indenture or in aid of the exercise of any power granted in this Supplemental Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Supplemental Indenture or by law.

SECTION 4.06.                                         Remedies Cumulative and Continuing.  All powers and remedies given by this Article 4 to the Trustee or to the Noteholders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Supplemental Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any default or Event of Default occurring and continuing as aforesaid shall impair any such right or power, or shall be construed to be a waiver of any such default or any acquiescence therein, and, subject to the provisions of Section 4.05, every power and remedy given by this Article 4 or by law to the Trustee or to the Noteholders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Noteholders.

SECTION 4.07.                                         Direction of Proceedings and Waiver of Defaults by Majority of Noteholders.  The Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that (a) such direction shall not be in conflict with any rule of law or with this Supplemental Indenture, (b) the Trustee may take any other action which is not inconsistent with such direction, (c) the Trustee may decline to take any action that would benefit some Noteholder to the detriment of other Noteholders and (d) the Trustee may decline to take any action that would involve the Trustee in personal liability.  The Holders of a majority in aggregate principal amount of the Notes at the time Outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default hereunder and its consequences except (i) a default in the payment of the principal of, or interest on, the Notes when due, (ii) a default in the payment of the Redemption Price on the Redemption Date pursuant to Article 3, (iii) a default in the payment of the Repurchase Price on the Repurchase Price Payment Date pursuant to Article 8 or (iv) a default in respect of a covenant or provisions hereof which under Article 5 cannot be modified or amended without the consent of the Holders of each Outstanding Note affected thereby.

Upon any such waiver, the Company, the Trustee, the Agents and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.  Whenever any default or Event of Default hereunder shall have been waived as permitted by this Section 4.07, said default or Event of Default shall for all purposes of the Notes and this Supplemental Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 4.08.                                         Notice of Defaults.  The Trustee shall, within ninety (90) calendar days after a Responsible Officer of the Trustee has actual knowledge or receives notice of of the occurrence of a default, mail to all Noteholders, as the names and addresses of such Holders appear upon the Security Register (as provided to one Trustee by the Security Register), notice of all defaults actually known to a Responsible Officer, unless such defaults shall have been cured or waived before the giving of such notice; provided that except (i) a default in the payment of the principal of, or interest on, the Notes when due, (ii) a default in the payment of the Redemption Price on the Redemption Date pursuant to Article 3, and (iii) a default in the payment of the Repurchase Price on the Repurchase Price Payment Date pursuant to Article 8, the Trustee shall be protected in withholding such notice if and so long as a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Noteholders.  For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes.  Solely for purposes of the Notes, this Section 4.08 supercedes Section 602 of the Base Indenture.

SECTION 4.09.                                   Undertaking to Pay Costs.  All parties to this Supplemental Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Supplemental Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 4.09 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than ten percent in principal amount of the Notes at the time Outstanding determined in accordance with Section 104 of the Original Indenture, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of, or interest on, any Note on or after the due date expressed in such Note.

ARTICLE 5
SUPPLEMENTAL INDENTURES

Solely for purposes of the Notes, Article Nine of the Original Indenture shall be deleted and replaced in its entirety by this Article 5.

SECTION 5.01.            Supplemental Indentures Without Consent of Noteholders.  The Company, when authorized by the resolutions of the Board of Directors and the Trustee may, from time to time, and at any time enter into an indenture or indentures supplemental without the consent of the Holders of the Notes hereto for one or more of the following purposes:

(a)           cure any ambiguity, defect or inconsistency in the Indenture or the Notes; or

(b)           provide for the assumption of all of the Company’s obligations under the Notes and the Indenture by a Person in connection with a Substantially All Merger or Substantially All Sale in which the Company is not the surviving Person pursuant to Section 6.02; or

(c)           provide for uncertificated Notes in addition to or instead of certificated Notes; or

(d)           add to the covenants made by the Company for the benefit of the holders of any series of debt securities, including the Holders of the Notes (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are included solely for the benefit of such series) or to surrender any right or power conferred upon the Company; or

(e)           add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the Notes, as set forth in the Indenture; or

(f)            secure any Notes as provided under Section 9.01; or

(g)           provide for the issuance of and establish the form and terms and conditions of a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of debt securities or to add to the rights of the holders of any series of debt securities; or

(h)           to modify any provision of the Indenture to conform that provision to the description thereof set forth in the Prospectus Supplement; or

(i)            to modify any provision of the Notes or the Indenture that does not adversely affect the rights of any Holder of the Notes in any material respect.

Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors certified by the Company’s Secretary or Assistant Secretary authorizing the execution of any supplemental indenture, the Trustee is hereby authorized to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s or any Agent’s own rights, duties or immunities under this Supplemental Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 5.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time Outstanding, notwithstanding any of the provisions of Section 5.02.

SECTION 5.02.            Supplemental Indenture With Consent of Noteholders.  With the consent (evidenced as provided in Section 104 of the Original Indenture) of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, the Company, when authorized by the resolutions of the Board of Directors and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Supplemental Indenture or any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture shall, without the consent of the Holder of each Note so affected:

(a)           reduce the percentage in aggregate principal amount of Outstanding Notes required to modify or amend the Notes or Indenture; or

(b)           change the manner of calculation or rate of accrual of interest on the Notes or change the time of payment thereof; or

(c)           change the principal amount of, or the Redemption Price specified in Article 3 hereof or Repurchase Price specified in Article 8 hereof with respect to, the Notes; or

(d)           change the Stated Maturity of the Notes; or

(e)           waive a default in the payment of the principal of, or interest on, the Notes when due; or

(f)            waive a default in the payment of the Redemption Price on the Redemption Date pursuant to Article 3 or the payment of the Repurchase Price on the Repurchase Price Payment Date pursuant to Article 8; or

(g)           make the Notes payable in money or securities other than that stated in the Notes; or

(h)           make any change in the provisions of the Indenture concerning rights of Holders of the Notes to receive payment; or

(i)            modify Section 4.07 or this Section 5.02.

Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors certified by the Company’s Secretary or Assistant Secretary authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Noteholders as aforesaid, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s or an Agent’s own rights, duties or immunities under this Supplemental Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Noteholders under this Section 5.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

SECTION 5.03.            Effect of Supplemental Indenture.  Any supplemental indenture executed pursuant to the provisions of this Article 5 shall comply with the Trust Indenture Act, as then in effect, provided that this Section 5.03 shall not require such supplemental indenture or the Trustee to be qualified under the Trust Indenture Act prior to the time, if ever, such qualification is in fact required under the terms of the Trust Indenture Act or the Indenture has been qualified under the Trust Indenture Act, nor shall it constitute any admission or acknowledgment by any party to such supplemental indenture that any such qualification is required prior to the time, if ever, such qualification is in fact required under the terms of the Trust Indenture Act or the Indenture has been qualified under the Trust Indenture Act.  Upon the execution of any supplemental indenture pursuant to the provisions of this Article 5, this Supplemental Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Supplemental Indenture of the Trustee, the Agents, the Company and the Holders of Notes shall thereafter be determined, exercised and enforced hereunder, subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Supplemental Indenture for any and all purposes.

SECTION 5.04.            Notation on Notes.  Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 5 may bear a notation in form approved by the Authentication Agent as to any matter provided for in such supplemental indenture.  If the Company or the Authentication Agent shall so determine, new Notes so modified as to conform, in the opinion of the Authentication Agent and the Board of

Directors, to any modification of this Supplemental Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated by the Authentication Agent (or another authenticating agent duly appointed by the Trustee pursuant to Section 611 of the Original Indenture) and delivered in exchange for the Notes then Outstanding, upon surrender of such Notes then Outstanding.

SECTION 5.05.            Evidence of Compliance of Supplemental Indenture to be Furnished to Trustee.  Prior to entering into any supplemental indenture pursuant to this Article 5, the Trustee and the Agents shall be provided with an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article 5 and is otherwise authorized or permitted by this Supplemental Indenture.

ARTICLE 6
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Solely for the purposes of the Notes, Article Eight of the Original Indenture shall be deleted and replaced in its entirety by this Article 6.

SECTION 6.01.            Company May Consolidate on Certain Terms.  Subject to the provisions of Section 6.02, the Company shall not be a party to a Substantially All Merger or participate in a Substantially All Sale, unless:

(a)           the Company is the surviving Person, or the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale has been made (the “Successor Party”) is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and has expressly assumed by supplemental indenture all of the obligations of the Company under the Notes and the Indenture;

(b)           immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both would become an Event of Default, shall have occurred and be continuing; and

(c)           the Company delivers to the Trustee and the Paying Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and any supplemental indenture relating thereto comply with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

SECTION 6.02.            Successor Party to be Substituted .  In case of any such consolidation, sale, lease, conveyance, assignment, transfer or merger in which the Company is not the continuing entity and upon the assumption by the Successor Party, by supplemental indenture, executed and delivered to the Trustee and the Paying Agent and reasonably satisfactory in form to the Trustee and the Paying Agent, of the due and punctual payment of the principal of, and interest on, all of the Notes, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or satisfied by the Company, such Successor Party shall succeed to and be substituted for, and may exercise every right and power of, the Company, with the same effect as if it had been named herein as the party of this first part, and, except in the case of a lease of all or substantially all of the Company’s consolidated assets, the Company shall be discharged from its obligations under the Notes and the Indenture.

Such Successor Party thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes, issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee and the Paying Agent; and, upon the order of such Successor Party instead of the Company and subject to all the terms, conditions and limitations in this Supplemental Indenture prescribed, the Authenticating Agent shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Authenticating Agent for authentication, and any Notes that such Successor Party thereafter shall cause to be signed and delivered to the Authenticating Agent for that purpose.  All the Notes so issued shall in all respects have the same legal rank and benefit under this Supplemental Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Supplemental Indenture as though all of such Notes had been issued at the date of the execution hereof.  In the event of any such consolidation, merger, sale, assignment, conveyance or transfer (but not in the case of any such lease) upon compliance with this Article 6 the Person named as the “Company” in the first paragraph of this Supplemental Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 6 may be dissolved, wound up and liquidated at any time thereafter and such Person shall be discharged from its liabilities as obligor and maker of the Notes and from its obligations under this Supplemental Indenture.

In case of any such consolidation, sale, assignment, transfer, lease, conveyance or merger, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

ARTICLE 7
SATISFACTION AND DISCHARGE

SECTION 7.01.            Satisfaction and Discharge of Indenture.  The provisions of Section 401 of the Original Indenture shall not apply to the Notes.

SECTION 7.02.            Covenant Defeasance.  The provisions of Section 402(3) of the Original Indenture shall not apply to the Notes.

ARTICLE 8
REPURCHASE OF NOTES

SECTION 8.01.            Obligation to Offer to Repurchase Upon a Change of Control Repurchase Event.

(a)           If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Article 3, the Company shall make an offer to each Holder of Notes to repurchase all or any part of that Holder’s Notes (the “Change of Control Offer”) at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase (the “Repurchase Price”).

(b)           In connection with any Change of Control related to a Change of Control Repurchase Event and any particular reduction in the rating on the Notes, the Company shall request from the Rating Agencies each such Rating Agency’s written confirmation that such reduction in the rating on the Notes was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of any Below Investment Grade Rating Event).  The Company shall promptly certify to the Trustee and the Paying Agent as to whether or not such confirmation has been received or denied.

(c)           Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall give notice to each Holder of Notes, with a written copy to the Trustee and the Paying Agent.  Such notice shall state:

(i)            a description of the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(ii)           that the Change of Control Offer is being made pursuant to this Article 8;

(iii)          the Repurchase Price and the date on which the Repurchase Price will be paid, which date shall be a Business Day that is no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Repurchase Price Payment Date”); and

(iv)          if the notice is given prior to the date of consummation of the Change of Control, a statement that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

At the Company’s request, upon reasonable prior notice, the Security Registrar shall mail such notice in the Company’s name and at the Company’s expense; provided, however, that the form and content of such notice shall be prepared by the Company.

(d)           The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act of and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(e)           On the Repurchase Price Payment Date, the Company shall, to the extent lawful:

(i)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)           deposit prior to 10:00 a.m., New York City time on such date with the Paying Agent an amount equal to the Repurchase Price in respect of all Notes or portions of Notes properly tendered; and

(iii)          deliver or cause to be delivered to the Paying Agent the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Repurchase Price for such Notes, and the Authenticating Agent shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Notes properly tendered a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $25 and integral multiple of $25 in excess thereof.

(f)            Notwithstanding the foregoing, the Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if (i) the Company or such Successor Party has given written notice of a redemption as provided under Section 3.02; provided that the Company has not failed to pay the Redemption Price on the Redemption Date or (ii) a third party makes such an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

ARTICLE 9
LIENS

The Company shall not create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of its Subsidiaries (to the extent of its ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Subsidiaries (excluding in each case securities issued by the Company’s Structured Finance Subsidiaries which include the subordinated notes that the Company owns of its Structure Finance Subsidiaries), without providing that the Notes (together with, if the Company shall so determine, any other indebtedness of, or guaranteed by, the Company ranking equally with the Notes) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities.  This Section 9.01 shall not limit the ability of the Company to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of the Company’s Subsidiaries.

ARTICLE 10
INFORMATION RIGHTS

During any period in which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Notes remain Outstanding, the Company will (i) transmit by mail or other permissible means under the Exchange Act to all Holders, as their names and addresses appear in the Security Register and without cost to such Holders, copies of the annual reports and quarterly reports containing information that is substantially similar to the information that is required to be contained in such reports that the Company would have been required to file with the Commission, pursuant to Section 13 or Section 15(d) of the Exchange

Act if the Company were subject thereto (other than any exhibits or any information required by Items 402 and 404 of Regulation S-K pursuant to the Securities Act that would have been required), and (ii) promptly following written request, supply copies of such reports to any prospective Holder of Notes. The Company will mail (or otherwise provide) the information to the Holders within 15 days after the respective dates by which the Company would have been required to file such reports with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer as such term is defined in Rule 12b-2 under the Exchange Act.

The delivery of such reports, information and documents to the Trustee and any Agent pursuant to this Article 10 is for informational purposes only and the Trustee’s and such Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee and any Agent is entitled to rely exclusively on Officers’ Certificates).

ARTICLE 11
MISCELLANEOUS PROVISIONS

SECTION 11.01.         Addresses for Notices, etc.  Any notice or demand which by any provision of this Supplemental Indenture is required or permitted to be given or served by the Trustee by an Agent or by the Holders of Notes on the Company shall be in writing and shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box, or sent by overnight courier, or sent by telecopier transmission addressed as follows:

KKR Financial Holdings LLC
555 California Street
San Francisco, California 94104
Telecopier No.: 415-391-3330
Attention:  General Counsel

Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited, postage prepaid, by registered or certified mail in a post office letter box, or sent by overnight courier, or sent by telecopier transmission, addressed as follows: Wilmington Trust, National Association, Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attn: KKR Financial Holdings LLC, Telecopier No. 612-217-5651.

The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice, direction, request or demand hereunder to or upon the Security Registrar shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited, postage prepaid, by registered or certified mail in a post office letter box, or sent by overnight courier, addressed as follows: Citibank, N.A., 111 Wall Street, 15th Floor, New York, New York 10005, Attention: 15th Floor Window.

Any notice, direction, request or demand hereunder to or upon the Paying Agent or Authenticating Agent shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited, postage prepaid, by registered or certified mail in a post office letter box, or sent by overnight courier, or sent by telecopier transmission, addressed as follows: Citibank, N.A., 388 Greenwich Street, 14th Floor, New York, New York, 10013, Attention: Global Transaction Services - KKR Financial Holdings LLC Telecopier No. 212-816-5527.

The Paying Agent, Security Registrar and Authenticating Agent, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Noteholder shall be mailed by first class mail, postage prepaid, at such Noteholder’s address as it appears on the Security Register and shall be sufficiently given to such Noteholder if so mailed within the time prescribed.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.02.         Governing Law.  This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.03.         Trust Indenture Act.  This Supplemental Indenture will be subject to, and governed by, the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 11.04.         No Security Interest Created.  Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction in which property of the Company or its subsidiaries is located.

SECTION 11.05.         Execution in Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 11.06.         Severability.  In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.07.         Appointment of Paying Agent, Security Registrar and Authenticating Agent.  Citibank N.A. is hereby appointed to act as Paying Agent, Security Registrar and Authenticating Agent subject to and in accordance with the terms and conditions set forth herein and in the Original Indenture and shall have all of the rights, benefits and immunities of a Paying Agent, Security Registrar and Authenticating Agent as set forth herein and therein.  The Corporate Trust Office of the Paying Agent and Authenticating Agent is the office at which corporate trust business shall be administered, which office at the date of execution of this supplemental indenture is located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services — KKR Financial Holdings LLC, or any other address that the Paying Agent or Authenticating Agent may designate with respect to itself from time to time by notice to the Company and the Holders.  When used with respect to the Authenticating Agent, Paying Agent and Security Registrar, the term Responsible Officer has the meaning set forth in Section 1.02.

SECTION 11.08.         Money for Securities Payments to Be Held in Trust.  The Paying Agent hereby agrees to:

(i)            hold all sums held by it for the payment of the principal of, any premium or interest on or any Additional Amounts with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as provided in or pursuant to the Indenture;

(ii)           give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal, any premium or interest on or any Additional Amounts with respect to the Notes; and

(iii)          at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

SECTION 11.09.         Ratification of Original Indenture.  The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.  For the avoidance of doubt, each of the Company and each Holder of the Notes, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee and the Agents under the Original Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee and the Agents hereunder, as if set forth herein in full.

Wilmington Trust, National Association hereby accepts the trusts in this Supplemental Indenture declared and provided, upon the terms and conditions herein above set forth.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KKR FINANCIAL HOLDINGS LLC

By:	/s/ MICHAEL R. MCFERRAN
Name:	Michael R. McFerran
Title:	Chief Financial Officer and Chief Operating Officer

[Trustee Signature Follows]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ JANE SCHWEIGER
Name:	Jane Schweiger
Title:	Vice President

[Authenticating Agent, Paying Agent and Security Registrar Signature Follows]

CITIBANK, N.A., as Authenticating Agent, Paying Agent and Security Registrar

By:	/s/ KAREN SCHLUTER
Name:	Karen Schluter
Title:	Vice President

EXHIBIT A

[Include only for Global Notes]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITORY,” WHICH TERM INCLUDES ANY SUCCESSOR DEPOSITORY FOR THE CERTIFICATES) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT HEREIN IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

KKR FINANCIAL HOLDINGS LLC
7.500% SENIOR NOTES DUE 2042

CUSIP: [ ]
ISIN: [ ]

No. [ ]	$[ ]

KKR Financial Holdings LLC, a Delaware limited liability company (herein called the “Company,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [    ] or its registered assigns, the principal sum of [    ] [or such other principal amount as shall be set forth on Schedule I hereto](1) on March 20, 2042 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, quarterly, on March 20, June 20, September 20 and December 20 of each year (each, an “Interest Payment Date”), commencing June 20, 2012, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 7.500%, from and including March 20, 2012 or from the most recent Interest Payment Date in respect of which interest has been paid. If any Interest Payment Date is a Legal Holiday, the required payment will be made on the next succeeding day that is not a Legal Holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date to such next succeeding day.  Interest will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

(1)  For Global Notes only.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: [    ]

KKR FINANCIAL HOLDINGS LLC

By:
Name:
Title:

By
Name:
Title:

AUTHENTICATING AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

CITIBANK, N.A.,
as Authenticating Agent

By:
Authorized Signatory

FORM OF REVERSE OF NOTE

KKR FINANCIAL HOLDINGS LLC
7.500% SENIOR NOTES DUE 2042

This note is one of a duly authorized issue of notes of the Company, designated as its “7.500% Senior Notes due 2042” (herein called the “Notes”), issued under and pursuant to an Indenture, dated as of November 15, 2011 (the “Original Indenture”), between the Company and Wilmington Trust, National Association, as trustee (herein called the “Trustee”), as supplemented with respect to the Notes by the Second Supplemental Indenture, dated as of March 20, 2012 (the “Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), among the Company, the Trustee, as trustee and Citibank, N.A., as authenticating agent, paying agent and security registrar (herein called the “Authenticating Agent, Paying Agent and Security Registrar”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, Authenticating Agent, Paying Agent, Security Registrar, the Company and the Holders of the Notes.  Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

At any time on or after March 20, 2017, the Company may, in accordance with the provisions of Article 3 of the Supplemental Indenture, redeem the Notes for cash, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Article 3 of the Supplemental Indenture, the Company shall make an offer to each Holder of Notes to repurchase all or any part of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase.

If an Event of Default (other than an Event of Default specified in Section 4.01(f), 4.01(g) and 4.01(h) of the Supplemental Indenture) with respect to the Company shall occur and be continuing, the principal of, and accrued and unpaid interest on, the Notes may be declared to be due and payable in the manner specified in the Indenture.  If an Event of Default specified in Section 4.01(f), 4.01(g) and 4.01(h) of the Supplemental Indenture shall occur with respect to the Company, the principal of, and interest accrued and unpaid on, the Notes shall be immediately and automatically due and payable without necessity of further action.

Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default, subject to exceptions set forth in the Indenture.  Upon any such waiver, said default shall for all purposes of this Note and the Indenture be deemed to have been cured and to be not continuing, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, to execute supplemental indentures to modify provisions of the Indenture, subject to exceptions permitting the modification of the Indenture without the consent of any Holder of Notes or requiring the consent of each Holder of a Note affected by such modification all as set forth in Article 5 of the Supplemental Indenture.

The Notes are issuable in fully registered form, without coupons, in denominations of $25 principal amount and any multiple of $25 in excess thereof.  At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations. Upon surrender for registration of transfer of any Note to the Security Registrar or any co-registrar, and satisfaction of the requirements for such transfer set forth in the Indenture, the Company shall execute, and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount.  No service charge shall be made to any Holder for any registration of transfer or exchange of Notes, but the Company may require payment by the Holder of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes.

The Company, the Trustee, Authenticating Agent, Paying Agent and Security Registrar may deem the Person in whose name this Note shall be registered upon the Security Register to be, and may treat it as, the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Security Registrar) for the purpose of receiving payment of or on account of the principal of, and interest on this Note and for all other purposes; and neither the Company or the Trustee nor any Authenticating Agent, Paying Agent or any Security Registrar shall be affected by any notice to the contrary.  All such payments so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for monies payable upon this Note.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or because of any indebtedness evidenced hereby, or for any claim based thereon or otherwise in respect thereof, shall be had against any past, present or future shareholder, incorporator, employee, officer or director, as such, of the Company or any predecessor or successor to the Company, either directly or through the Company or any such predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN-COM -	as tenants in common	UNIF GIFT MIN ACT Custodian
TEN-ENT -	as tenant by the entireties	(Cust) (Minor)
JT-TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

Attachment 1

to Exhibit A

ASSIGNMENT

For value received                                                                                  hereby sell(s) assign(s) and transfer(s) unto                                                                        (Please insert social security or other Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                                                              attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE:  The signature on this Assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Schedule I

KKR FINANCIAL HOLDINGS LLC
7.500% SENIOR NOTES DUE 2042

Date	Principal Amount	Notation Explaining Principal Amount Recorded	Authorized Signature of Trustee or Custodian